FOR IMMEDIATE RELEASE


           SOUTHERN PERU ANNOUNCES SIGNIFICANT NEW MINERALIZATION
                             AT TOQUEPALA MINE


 Lima, Peru, October 7, 1999  --  Southern Peru Copper Corporation (NYSE and
 LSE: PCU) (SPCC) today confirmed that a drilling program over the past two years at its Toquepala mine has identified significant new copper and molybdenum mineralization at depth beneath the existing pit. Importantly, the drilling program identified that much of the material in the area surrounding the pit that would be mined in the pushback to reach the new mineralization at depth, consists of leachable material.

 Charles B. Smith, president and chief executive officer of SPCC, commented that: "Our drilling program at Toquepala has identified large, additional sulfide reserves that may provide the opportunity for a significant expansion of mining and concentrating operations. In addition, more than half of the material that would have to be stripped to access the new deposit is leachable material that can be utilized in the future for low cost SX-EW production.

 "Proven and probable reserves at Toquepala now total 770 million tons of sulfide reserves grading 0.74% copper and 0.04% molybdenum and 1,931 million tons of leachable reserves grading 0.20% copper. The net result is a 161% increase in sulfide reserves and a 166% increase in leachable reserves. We are very excited about the potential this gives us for expanding our low cost copper production.

 "In addition to the new reserves, the drilling program has identified 247 million tons of mineralized material grading 0.68% copper. This mineralized material will not qualify as proven and probable reserves until such time as a final and comprehensive economic and technical feasibility study has been completed demonstrating that suchadditional material can be economically mined. Full def inition of the Toquepala mineralization will require additional drilling through 2000. "These developments continue SPCC's progress towards being one of the world's largest, lowest cost copper producers."

 SPCC is the largest mining company in Peru and one of the 10 largest copper mining companies in the world. Shareholders in SPCC are ASARCO
 Incorporated (NYSE:AR) (54.3%), a subsidiary of the Marmon Corporation (14.2%), Phelps Dodge Overseas Capital Corporation (14.0%) and common shareholders (17.5%).

      Actual results may vary materially from any forward-looking statement the Company makes. Refer to the Cautionary Statement contained in SPCC's 1998 Form 10K.